Exhibit 99.1

Investor Relations Contact:
Raphael Gross/ Don Duffy
203.682.8200

Kona Grill Announces $10.6 Million Private Placement

SCOTTSDALE—(BUSINESS WIRE)—November 2, 2007—Kona Grill, Inc. (Nasdaq: KONA), an American grill and sushi bar, today announced that it has entered into securities purchase agreements with certain accredited, institutional investors to raise approximately $10.6 million through the issuance of 650,000 shares of common stock at $16.25 per share.

The Company intends to use the net proceeds from the placement to fund new restaurant development and for general corporate purposes.

Cowen and Company, LLC acted as the sole placement agent for the transaction.

The securities offered and sold in the private placement were not registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws.

Under an agreement with the investors, the Company is required to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock to be issued to the investors, no later than thirty days after the closing and to use reasonable best efforts to have the registration statement declared effective as soon as practicable thereafter.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. There shall not be any sale of these securities in any jurisdiction in which such offering would be unlawful.

About Kona Grill
Kona Grill owns and operates restaurants in Scottsdale and Chandler, AZ; Stamford, CT; Denver, CO; Naples, FL; Lincolnshire and Oak Brook, IL; Carmel, IN; Troy, MI; Kansas City, MO; Omaha, NE; Las Vegas, NV; Austin, Dallas, Houston, San Antonio, and Sugar Land (Houston), TX. Kona Grill restaurants offer freshly prepared food, personalized service, and a warm, contemporary ambiance that creates an exceptional, yet affordable, dining experience. Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar.

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